Exhibit T3A.14

[stamp:] FISCHER NOTARY OFFICE Noris Hormaechea Sole Alternate Notary Valparaíso
Luis Fischer Y. NOTARY		1

DIRECTORY No. 1.262-2000.-

CORPORATE CHARTER

“SLOTS S.A.”

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In Valparaíso,  Republic of Chile, on February eighth, two thousand, in the presence of myself, NORIS HORMAECHEA SOLE, attorney, notary public of this jurisdiction, with offices at calle Prat six hundred forty-seven, alternate notary to Holder Mr. LUIS ENRIQUE FISCHER YAVAR, pursuant to a notarized court decree, the following parties appeared: a) Mr. ANTONIO CLAUDIO MARTINEZ SEGUÍ, a Chilean citizen, married, a commercial agent, national identification card number seven million, forty thousand, three hundred twenty-one hyphen eight, domiciled at Las Golondrinas number one thousand three hundred thirty-five, Reñaca, Viña del Mar; b) Mr. FRANCISCO JAVIER MARTÍNEZ SEGUÍ, a Chilean citizen, married, a commercial engineer, national

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identification card number seven million, forty thousand, three hundred twenty hyphen K, domiciled at calle Raúl Labbé number twelve thousand, six hundred twenty, apartment fifty-one C, Lo Barnechea, Metropolitan Region, on their own behalf as well as in representation, as shall be attested at the end, of CONSULTORIAS Y SERVICIOS NASHVILLE LIMITADA, Sole Tax Roll number eighty-six million, four hundred sixty-seven thousand, six hundred hyphen six, a Chilean limited liability corporation [sociedad de responsabilidad limitada] operating in the business sector implied in its corporate name [consulting and services], domiciled at calle Agustinas number one thousand, two hundred ninety-one, sixth floor, office G, Santiago; the appearing parties being of legal age, passing through this city, they attested to their identities with the aforementioned cards and set forth the following: that they are organizing a Chilean closely held corporation [sociedad anónima cerrada], which shall be governed by the following bylaws: “BYLAWS OF SLOTS S.A.- TITLE ONE: Corporate Name, Purpose, Domicile and Duration.- ARTICLE ONE: Organization:- A closely held corporation is organized, named “SLOTS S.A.” ARTICLE TWO: Purpose: The company’s purpose shall be the purchase, sale, lease, sublease and marketing, in general, of slot machines, to provide for their use, enjoyment, administration and operating rights under the Viña del Mar Municipal Casino concession, all in accordance with the Terms and Conditions of the Tender for said concession and with the corresponding concession agreement. ARTICLE THREE: Domicile. The company’s domicile shall be the city of Viña del Mar, without prejudice to any agencies, branches or offices that the Board might agree to establish in other cities in this country or abroad. ARTICLE FOUR: - Duration: The company shall have an indefinite duration. TITLE TWO: Share Capital and Stock: ARTICLE FIVE: Share Capital. The company’s share capital shall be a total of eight hundred million Chilean pesos, divided among one hundred registered shares of a single series, without par value. The company shares may be paid-in in cash

	[stamp:] FISCHER NOTARY OFFICE Noris Hormaechea Sole Alternate Notary Valparaíso	3
Luis Fischer Y. NOTARY

or in other assets. ARTICLE SIX: - Share Instruments: The share instruments shall be registered and, as to their form, issuance, delivery, replacement, exchange, non-use, transfer and forwarding, the rules of the Regulation on Corporations shall apply, and are considered as expressly reproduced herein. ARTICLE SEVEN: Common Property. In the event that one or more shares belong in common to multiple individuals, the common property holders shall be required to appoint a single legal representative for all of them to act as shareholder vis-à-vis the corporation. TITLE THREE: ADMINISTRATION: ARTICLE EIGHT: Administration. The company shall be administered by a Board, without prejudice to such authority as corresponds to the Shareholders Meeting. ARTICLE NINE: Board: The Board shall be composed of four members, who shall be elected every three years by the Ordinary General Shareholders Meeting. Directors shall remain in office after expiration of their terms if the Shareholders Meeting convened to effect their reelection has not been held; in this case, the Board must convene a Shareholders Meeting within thirty days to make the corresponding appointments. Directors may be reelected. ARTICLE TEN: Election of the Board. In Board elections, each shareholder shall have one vote per share owned or represented and their votes may be combined in favor of a single individual or be distributed in the form deemed appropriate, and the individuals with the largest number of votes cast on one and the same ballot shall be declared elected, until the full number of Directors necessary has been elected. ARTICLE ELEVEN: Disqualifications and Incompatibilities. Directors shall cease in their positions for the reasons of disqualification and incompatibility established by law. ARTICLE TWELVE: Vacancy. In the event of a vacancy in a director position, the entire Board

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shall be subject to reelection at the next Ordinary Shareholders meeting the Company holds; and in the interim, the Board may appoint a replacement. ARTICLE THIRTEEN: Chair: At the first Board meeting held after its election by the Ordinary Shareholders Meeting, the Board shall appoint from among its members a Chair, who shall also be that of the Company. ARTICLE FOURTEEN: Sessions: The Board shall meet with the frequency and at the location that the Board itself determines, and must meet at least every three months. Board sessions shall be Ordinary and Extraordinary. The former shall be held on dates predetermined by the Board itself and shall not require special convocation. The latter shall be held when specially convened by the Chair, at his or her own behest or at that of one or more Directors. At extraordinary sessions only topics specifically indicated in the convocation may be discussed. Extraordinary meetings of the Board shall be convened by means of certified letters sent to each of the Directors, at least three days before the date of the meeting. Convocations to extraordinary sessions must contain a reference to the topic to be discussed thereat and may be omitted if all company directors unanimously attend the session. ARTICLE FIFTEEN: Quorum. Ordinary and extraordinary Board sessions must be held with a quorum of at least three members, and their resolutions shall be approved by at least three votes, unless the law, the Regulation on Corporations or these Bylaws require a greater majority. The Chair’s vote shall not be tie-breaking. ARTICLE SIXTEEN: - Powers: The Board shall represent the Company judicially and extra-judicially and for fulfillment of the corporate purpose, to which end it shall not be necessary to attest to third parties; it shall be vested with all administrative and disposal powers not reserved to the

	[stamp:] FISCHER NOTARY OFFICE Noris Hormaechea Sole Alternate Notary Valparaíso	5
Luis Fischer Y. NOTARY

General Shareholders Meeting by law or by these bylaws, without prejudice to the legal representation that falls to the President or the authority that the Board itself grants to him or her. The Board may delegate part of its authority to the Managers, Sub-Managers or attorneys of the company, to a Director or a commission of Directors, and for particular special purposes, to other individuals. ARTICLE SEVENTEEN: Remuneration. Directors shall only be remunerated for their duties if the Ordinary Shareholders Meeting has set the amount of their remuneration. Directors may receive remuneration or payments for special services, permanently or provisionally, different from those of director, which must be reported and approved by the Shareholders Meeting. All said remuneration shall be considered as corporate expenses and consequently must be posted to the accounts. ARTICLE EIGHTEEN: Interests. If any director holds an interest, personally or through a representative, in another party in a specific agreement, instrument or contract, the respective transactions must be reported and made known and may be approved by the Board only if they conform to conditions of equity similar to those that are typical in the market. These agreements shall be made known at the next Shareholders Meeting by the individual chairing it, and mention must be made of this matter in the convocation. To determine whether a Director holds an interest in a business, instrument, contract or transaction, the law or the regulation shall be referenced. ARTICLE NINETEEN: Minutes. Resolutions and agreements of the Board shall be recorded in a book of minutes by any method, provided that it ensures that there can be no inter-linear inserts, deletions or any other adulteration that might affect the accuracy of the minutes,

6	[initials] [stamp:] FISCHER NOTARY OFFICE Noris Hermaechea Sole Alternate Notary Valparaíso

which shall be signed by the Directors who participated in the session. In the event that any of them die or that it is impossible for any reason for them to sign the corresponding minutes, a record shall be left therein of the respective circumstance or impediment. The minutes shall be understood as approved from the time of their signing, as expressed in the previous items. A Director who wishes to be relieved of his liability for any act or agreement by the Board, must have his opposition noted in the minutes, to be reported at the next Ordinary Shareholders Meeting by the individual chairing it. A Director who believes that a set of minutes is tainted by inaccuracies or omissions has the right to incorporate the corresponding qualifications before signing them. TITLE FOUR: President. ARTICLE TWENTY: President. The Board shall appoint an individual with the title of President, who shall have the following powers: a) attend to the company’s immediate general administration, in accordance with the authority and instructions received from the Board, and in accordance with these bylaws, current laws and regulations; b) attend sessions of the Board and Shareholders Meetings; c) manage and monitor the internal economic order of the offices and that the accounts, books and records are maintained properly, and d) judicially represent the company, pursuant to Article Seven of the Civil Procedure Code. The position of President is incompatible with that of Director, but not with that of Chair. TITLE FIVE: SHAREHOLDERS MEETINGS. ARTICLE TWENTY-ONE: Ordinary and Extraordinary Meetings: Shareholders Meetings shall be Ordinary or Extraordinary. The former shall be held within the first four months of each year to discuss matters corresponding to their knowledge and as indicated in the following article. The latter may be held at any time, when so required by corporate needs, to decide on any matter that the law or these

	[stamp:] FISCHER NOTARY OFFICE Noris Hormaechea Sole Alternate Notary Valparaíso	7
Luis Fischer Y. NOTARY

Bylaws assign to the competency of the Shareholders Meetings, and provided that said matters are indicated in the corresponding convocation. If an Extraordinary Meeting must decide on matters corresponding to an Ordinary Meeting, its functioning and agreements shall be subject, where relevant, to the quorums applicable to this latter class of Meetings. ARTICLE TWENTY-TWO:- Ordinary Meetings: The following are matters falling to the Ordinary Shareholders meeting: ONE: Examination of the company’s situation and reports of the external auditors and approval or rejection of the annual report, balance sheet and financial statements presented by the company’s administrators or receivers; TWO: The distribution of earnings for each fiscal year, and in particular the distribution of dividends; THREE: Election or dismissal of Board members, receivers and statutory auditors; and FOUR: In general, any matter of corporate interest that does not fall to the Extraordinary Shareholders Meeting. ARTICLE TWENTY-THREE: Extraordinary Meetings. The following are matters falling to the Extraordinary Meeting: ONE: Company dissolution; TWO: Company conversion, merger or split and revision of its bylaws; THREE: The issuance of bonds or debentures convertible to shares; FOUR: Transfer of the company’s fixed assets and liabilities or of all its assets; FIVE: The granting of real and personal guarantees to secure the obligations of third parties; and SIX: Such other matters as by law or by these Bylaws fall to the knowledge or competency of the Shareholders Meetings. The matters referenced in numbers one, two, three and four of this article may only be resolved at a Meeting held in the presence of a Notary, who must certify that the minutes faithfully reflect what occurred and was agreed to at the meeting. ARTICLE TWENTY-FOUR:

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Convoking Entity. Shareholders meetings shall be convened by the Company Board. The Board must convene: ONE: The Ordinary Shareholders Meeting, to be held within the quarter following the date of the balance sheet, in order to hear all matters falling to its competency; TWO: The Extraordinary Shareholders Meeting, provided that the company’s interests so justify, in its judgment; THREE: The Ordinary or Extraordinary Shareholders Meeting, as the case may be, when so requested by shareholders representing at least ten percent of shares issued with right to vote, expressing in the request the topics to be discussed at the Meeting. Meetings convened pursuant to a request from shareholders must be held within thirty days as from the date of said request. ARTICLE TWENTY-FIVE: Convocation. Shareholders Meetings shall be convened by means of a highlighted notice to be published at least three times, on different days, in the newspaper of the corporate domicile identified by the Board of Directors or, absent an agreement or in the event of suspension or disappearance from circulation of the designated newspaper, in the Diario Oficial [Official Daily Gazette], in the time, form and conditions indicated in the Regulation for Corporations. Meetings may be validly held that are attended by shareholders representing all shares issued with right to vote, even if not all formal requirements have been fulfilled for their convocation. ARTICLE TWENTY-SIX: Holding of Shareholders Meetings: Shareholders Meetings shall be held with an absolute majority of shares issued with right to vote, i.e., with at least one half plus one shares issued, and resolutions shall be adopted by an absolute majority, i.e., at least one half plus one shares issued with right to vote, unless the law, the Regulation or these Bylaws call for a larger quorum. Shareholders Meetings shall be chaired by the Chair of the Board of Directors or by such individual

	[stamp:] FISCHER NOTARY OFFICE Noris Hormaechea Sole Alternate Notary Valparaíso	9
Luis Fischer Y. NOTARY

as serves in that capacity, and the secretary, if any, shall serve in the position of Meeting secretary, or the President, absent a secretary. ARTICLE TWENTY-SEVEN: Participation: Only shareholders registered with the Shareholders Registry five business days prior to the date the respective meeting is to be held may participate in the Meetings with right to speak and vote. Directors and the President who are not shareholders may participate in the Meetings with right to speak. ARTICLE TWENTY-EIGHT: Proxy: Shareholders may have themselves represented at the Meetings by another individual, even if not a shareholder. Proxy must be conferred in writing for all shares the principal holds on that date. The form and text of the proxy and the classification of proxies shall be adapted to the contents of the Regulation on Corporations. ARTICLE TWENTY-NINE: Qualified Quorum: Resolutions of Shareholders Meetings that involve revision of the corporate bylaws must be adopted by an absolute majority of shares issued with right to vote, as set forth in Article Twenty-Six. However, the favorable vote of two thirds of shares issued with right to vote shall be required for resolutions pertaining to the following matters: ONE: The company’s conversion, split or merger with another company; TWO: The Company’s early dissolution and the setting of a duration; THREE: Change of corporate domicile; FOUR: Reduction in share capital; FIVE: Approval of contributions and estimate of non-monetary assets; SIX: Change in authority reserved for the Shareholders Meeting or restriction of the Board’s authority; SEVEN: Reduction in the number of members of its

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Board; EIGHT: Transfer of the company’s assets and liabilities or of all its assets; NINE: Change in the form of distribution of the corporate earnings; TEN: Revisions of the bylaws aimed at creating, amending or eliminating preferences, must be approved by the favorable vote of two thirds of shares of the affected series. ARTICLE THIRTY: Minutes. Resolutions and agreements of the Shareholders Meetings shall be recorded in a book of minutes to be maintained by the company President. The minutes shall be signed by those who served as Chair and Secretary of the Meeting and by three shareholders elected by it, or by all attendees if fewer than three. The minutes shall be understood as approved from the time of their signing by the individuals identified in the previous section. In the event that any of the individuals designated to sign the minutes believe they are tainted by inaccuracies or omissions, he or she shall have the right to incorporate the corresponding qualifications before signing them.- TITLE SIX: AUDITING OF THE ADMINISTRATION.- ARTICLE THIRTY ONE: External Auditors. The Company’s Ordinary Shareholders Meeting shall annually appoint two statutory auditors, with a view to examining the accounts, inventory, balance sheet and other financial statements of the company and to report in writing at the next ordinary shareholders meeting on the fulfillment of their mandate. ARTICLE THIRTY-TWO: Information available to shareholders. The annual report, balance sheet, inventory, minutes, books and reports from the external auditors shall be available to shareholders at any time for their examination at the company’s administrative offices. TITLE SEVEN: Balance Sheet and Distribution of Profits. ARTICLE THIRTY-THREE: Balance Sheet. The company shall prepare a balance sheet as of December thirty-first of each year. ARTICLE THIRTY-FOUR: Annual Report. The Board must present for consideration of the Ordinary

	[stamp:] FISCHER NOTARY OFFICE Noris Hormaechea Sole Alternate Notary Valparaíso	11
Luis Fischer Y. NOTARY

Shareholders Meeting an annual report with supporting documentation concerning the company’s position in the latest fiscal year, accompanied by the balance sheet, profit and loss statement and the corresponding external auditors’ report. All these documents must clearly reflect the company’s equity position at the close of the fiscal year and the earnings accrued or losses incurred during it. ARTICLE THIRTY-FIVE: Profits. The Shareholders Meeting shall decide without restrictions as to the allocation of profits, and may allocate them completely or partially to the formation of such funds as it decides. ARTICLE THIRTY-SIX: Dividends. The Shareholders Meeting may only approve the distribution of dividends if there are no losses carried forward from previous year. The Meeting, even in this event, shall not be required to distribute dividends. Dividends that are distributed may be freely allocated by the Board to earnings for the year or to special funds capable of being distributed. Shareholders registered with the Shareholders Registry on the fifth business day prior to the date set for payment shall be entitled to receive dividends. TITLE EIGHT: Dissolution and Liquidation: ARTICLE THIRTY-SEVEN: Dissolution. The company shall be dissolved for any of the reasons set forth by law. ARTICLE THIRTY-EIGHT: Liquidation. Once the Company is dissolved, the words “in liquidation” shall be added to its name and the Shareholders Meeting must appoint a Commission of three members that will undertake its liquidation. The election shall be performed as stipulated in Article Ten. The Liquidation Commission shall appoint from among its members a Chair, who shall represent the company. The Liquidation Commission shall undertake to perform the liquidation subject to and acting in accordance with the law and the agreements that legally correspond to the

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Shareholders Meeting, without prejudice to the fact that its mandate may be revoked in the cases identified by law. Notwithstanding the provisions of the preceding articles, the liquidation shall not take place if the company is dissolved due to all its shares being held in the hands of a single individual. TITLE NINE: General Provisions: ARTICLE THIRTY-NINE: Arbitration. Any differences that might arise between the company or the Board and its shareholders, or between the latter themselves, as to the application, fulfillment or interpretation of this agreement, either during the company’s lifetime or during the course of its liquidation, must be resolved by two arbitrators in their capacity as arbitrators, who shall hear the dispute raised out of court, and against whose decision no appeal whatsoever shall apply. Each party shall appoint one arbitrator and if these do not come to agreement with one another, they shall appoint a third party as tie-breaker to resolve those points in which agreement was absent. If there is no consensus as to the appointment of a third party tie-breaker, it shall be done by the Honorable Judge of Viña del Mar. The arbitrators’ award shall be without subsequent appeal. In all cases, the recourse of cessation shall apply against the arbitrators’ award in the form and for the grounds indicated by law for this type of arbitration. ARTICLE FORTY: Additional Regulations: In all aspects not provided for in these Bylaws, the current legal or regulatory provisions for closely held corporations shall apply, insofar as they do not involve matters for which resolution or decision corresponds to the Shareholders Meetings.  TRANSITORY ARTICLE: TRANSITORY ARTICLE ONE: The share capital of “SLOTS S.A.,” totaling one billion, eight hundred million pesos, divided among one hundred registered shares, of a single series, without par value, to which permanent article fifteen of these bylaws refers, is subscribed, paid-in and shall be paid-in as follows: One. Mr. Antonio

	[stamp:] FISCHER NOTARY OFFICE Noris Hormaechea Sole Alternate Notary Valparaíso	13
Luis Fischer Y. NOTARY

Claudio Martínez Seguí subscribes twenty-five shares valued at eighteen million pesos each, i.e., a total of four hundred fifty million pesos, which he undertakes to pay within the period expiring February eighth, two thousand three. Two. Mr. Francisco Javier Martínez Seguí subscribes twenty-five shares valued at eighteen million pesos each, i.e., a total of four hundred fifty million pesos, which he undertakes to pay within the period expiring February eighth, two thousand three. Consultorias y Servicios Nashville Limitada subscribes fifty shares valued at eighteen million pesos each, i.e., a total of nine hundred million pesos, which it undertakes to pay within the period expiring February eighth, two thousand three. TRANSITORY ARTICLE TWO: The following are appointed as provisional directors of the Company: ANTONIO CLAUDIO MARTÍNEZ SEGUÍ, FRANCISCO JAVIER MARTÍNEZ SEGUÍ, VALENTÍN SCHWARTZ ARRATIA and Pierpaolo Zaccarelli Fasce. This Board shall remain in office until the first Shareholders Meeting the company holds. TRANSITORY ARTICLE THREE: Lefort y Asociados Auditors Consultores are appointed as the company’s external auditors, who must report to the Ordinary Shareholders Meeting concerning the fiscal year ending December thirty-first of the year two thousand. TRANSITORY ARTICLE FOUR: The publications to be made in accordance with the legal and regulatory standards shall be in the daily newspaper “La Estrella de Valparaíso.” The bearer of an authorized copy of an extract of this instrument is authorized to request and apply any recordings, sub-recordings and annotations that might correspond to the Commercial Registry. Legal Standing: The legal standing of Mr. Francisco Javier Martínez Seguí to
[initials] [stamp:] Approval Mark

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represent Consultorías y Servicios Nashville Limitada is as set forth in the public instrument issued July twenty-third, nineteen ninety-there at the Santiago Notary Office of Mr. Andrés Rubio Flores, which is not incorporated herein as it is known by the parties and at their express request. In confirmation thereof and after having been read, the appearing parties signed this instrument together with the authorizing notary. Draft drawn up by attorney Mr. Juan Carlos Osorio Johannsen. Copy issued. By witness whereof.

[signature]
ANTONIO CLAUDIO MARTÍNEZ SEGUÍ
RUT: 7040321-8
Name: Antonio Claudio Martinez Seguí.
[initials] [stamp:] Approval Mark
[signature]
FRANCISCO JAVIER MARTÍNEZ SEGUÍ
RUT: 7.040.320-k
Name: Francisco Javier Martinez Seguí.

on his own behalf and on that of CONSULTORIAS Y SERVICIOS NASHVILLE LIMITADA

[initials] [stamp:]  [illegible]
FEB. 09, 2000
LUIS FISCHER [illegible]
Notary
Valparaiso

[initials] [stamp:] FISCHER NOTARY OFFICE Noris Hermaechea Sole Alternate Notary Valparaíso	[initials] [stamp:] FISCHER NOTARY OFFICE Noris Hermaechea Sole Alternate Notary Valparaíso